Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES RECEIPT OF $1.1 MILLION IN FUNDS FROM PHILIPS’ ACQUISITION OF INNERCOOL THERAPIES

SAN DIEGO, CA – August 18, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today reported that it had received funds corresponding to the final $1.1 million payment from Royal Philips Electronics in connection with Philips’ acquisition of Innercool Therapies from Cardium. The release of funds from restricted cash represents the receipt of all amounts escrowed in connection with the Innercool acquisition by Philips, less an adjustment of approximately $50,000 to correct for working capital revisions and costs in connection with the closing of the $11.25 million transaction.

“Cardium’s strategic repositioning and sale of Innercool Therapies to one of the world’s leading companies providing healthcare and other products, represents the first monetization from the Company’s biomedical investment portfolio, and we are now focused on other opportunities with the potential for future partnering,” noted Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that other opportunities with the potential for future partnering will be successfully or timely advanced; that our stockholder’s equity can be increased and maintained to a sufficient level to satisfy ongoing compliance with the requirements of our listing stock exchange; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration (the “FDA”) will grant marketing clearance of our product candidates or that we or a partner can successfully introduce these or additional products into markets in the U.S. or elsewhere; that our product candidates will prove to be sufficiently safe and effective; that our product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that our clinical study programs can be conducted and completed in an efficient and successful manner; that the FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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